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                          October 8, 2021

       Brian P. Conway
       Chief Executive Officer
       OZOP ENERGY SOLUTIONS, INC.
       26 N Main Street
       Florida, NY 10921

                                                        Re: OZOP ENERGY
SOLUTIONS, INC.
                                                            Form S-3
                                                            Filed October 1,
2021
                                                            File No. 333-259984

       Dear Mr. Conway:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6001 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing